Exhibit 99.1

Media and Investor Contact:        Larry P. Kromidas

(618) 258-3206

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

John M. B. O’Connor Elected to Olin’s Board of Directors

CLAYTON, MO, December 27, 2005 – Olin Corporation (NYSE: OLN) announced that John M. B. O’Connor, 51, was elected by its board of directors to serve on Olin’s board, effective January 27, 2006.

Mr. O’Connor is Chief Executive Officer of J.H. Whitney Investment Management, LLC, a firm which specializes in Hedge Fund and Fund of Fund strategies with particular emphasis in Asian Markets. Mr. O’Connor has served as CEO of J.H. Whitney since June 2004. Previously, he was Chairman of JP Morgan Alternative Asset Management Inc., Chairman of JP Morgan Incubator Strategies, Inc. and an Executive Partner of JP Morgan Partners.

Mr. O’Connor is currently a Director of the Fund for Public Health in the City of New York, a Public - Private Partnership which manages the City’s Healthcare preparedness for Bioterrorism threats. He also is a trustee of The China Institute, the oldest institution in America focused on the U.S.-China relationship. He also serves on the Boards of the Fund for the City of New York and The Animal Care and Control Center in the City of New York.

Mr. O’Connor received a Bachelor of Arts Degree in Economics from Tulane University and a Master’s in Business Administration from Columbia University Graduate School of Business.

Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, said, “We’re pleased to have John’s broad experience available to Olin and look forward to his contributions to Olin in the years to come.”

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts and stainless steel strip and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

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